Exhibit 99.1

Timothy Harris to Join ATI as Chief Digital and Information Officer

Proven innovator in information technology to accelerate ATI’s digital transformation

PITTSBURGH--(BUSINESS WIRE)--April 4, 2019--Allegheny Technologies Incorporated (NYSE: ATI) announced that effective May 6, 2019, Timothy J. Harris will join ATI as Senior Vice President, Chief Digital and Information Officer. This newly created role will extend ATI’s position as an innovative leader producing advanced specialty materials and components by accelerating our digitization and automation strategy.

Mr. Harris will lead ATI’s information and operations technology organization, developing and deploying a technology strategy to support the company’s growth in the future. He will report directly to Robert S. Wetherbee, ATI’s President and CEO, and serve on the company’s Executive Council.

Mr. Harris has led information technology innovations and digital transformations in manufacturing and other industries. As Chief Information Officer at Andeavor, a Texas-based Fortune 100 refiner and marketer of petroleum products, he enabled a comprehensive digital strategy to automate and optimize Andeavor’s business, including leading an ERP transformation and integrating the company’s largest acquisition. His work also included initiatives to maximize the power of the cloud, mobility and collaboration, and implement robust cybersecurity processes.

Prior to Andeavor, Mr. Harris worked for Mylan, a global pharmaceutical company, where he led the IT infrastructure function and was later promoted to Chief Technology Officer and head of Global Technology Services responsible for developing a business application rationalization strategy and transforming IT into one global function across North America, Europe and India. He also led outsourcing of infrastructure and application support, resulting in significant savings while upgrading tools and services for Mylan users.

Mr. Harris’ prior positions include time in London with insurance and annuity product provider Aviva PLC as the Senior V.P. of Global Workplace, and over ten years in a variety of leadership positions at Rockwell Collins, a leader in aviation and high-integrity solutions for commercial and military customers around the world. In his last role at Rockwell Collins, as Director of Information Security, Mr. Harris built an on-premises Security Operations Center focused specifically on preventing cyber-attacks aimed at compromising Department of Defense data.

“Digitization is a key opportunity for ATI,” said Mr. Wetherbee. “The tremendous benefits gained from advanced systems in place at our iso-thermal forges, specialty materials facilities, and the Hot-Rolling and Processing Facility have shown us what’s possible. Under Tim’s leadership, we’ll be able to accelerate those efforts company-wide, driving improvements in productivity, quality and delivery.”

Mr. Harris earned a BS in Management Information Systems from Iowa State University and an MBA focused on Finance and Management Information Systems from the University of Iowa. He was a member of the Technology Committee for the Iowa Department of Economic Development.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.0 billion for the twelve-month period ended December 31, 2018. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATImetals.com.

CONTACT:
Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com
www.ATImetals.com